Exhibit (a)(1)(I)

BCP Crystal Acquisition GmbH & Co. KG
Mittlere Eichen 6, 61476 Kronberg im Taunus

Announcement

pursuant to the provisions of U.S. securities laws

Implementation of the offer

of

BCP Crystal Acquisition GmbH & Co. KG

an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

to all minority shareholders of Celanese AG (außenstehende Aktionäre)

for the acquisition of their registered ordinary shares with no par value of

Celanese AG

against payment of fair cash compensation pursuant to § 305 para. 1 of the

German Stock Corporation Act (Aktiengesetz)

in compliance with the provisions of U.S. securities laws

I.	Offer of cash compensation pursuant to § 305 para. 1 of the German Stock Corporation Act

On June 22, 2004, BCP Crystal Acquisition GmbH & Co. KG (“BCP”) concluded a domination and profit and loss transfer agreement (“Domination Agreement”) with Celanese AG, Kronberg im Taunus. The general meeting of Celanese AG approved the Domination Agreement in the extraordinary general meeting on July 30/31, 2004. The existence of the Domination Agreement was entered into the commercial register of Celanese AG on August 2, 2004 and, in accordance with its terms, will become effective on October 1, 2004 at the earliest.

In accordance with the provisions of German stock corporation law, BCP has agreed under the terms of the Domination Agreement, at the request of each minority shareholder of Celanese AG, to acquire such shareholders’ registered ordinary shares with no par value of Celanese AG for a payment of cash compensation (Barabfindung) of € 41.92 per share (plus interest, as described below).

II.	Implementation of this offer of cash compensation pursuant to U.S. securities laws

The offer of cash compensation required solely because of § 305 para. 1 of the German Stock Corporation Act (“Compensation Offer”) requires formal implementation pursuant to the provisions of U.S. securities laws. Thus, in accordance with U.S. securities laws, a tender offer has been commenced (hereinafter referred to as the “U.S. Offer”). However, it should be emphasized that this is not an independent offer to the shareholders of Celanese AG, but instead only the legal implementation, in compliance with U.S. securities laws, of the offer of fair cash compensation that is required under German stock corporation law. Thus, from the perspective of German law, this is not an offer pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

In conformity with § 305 of the German Stock Corporation Act, BCP is offering all minority shareholders of Celanese AG to acquire their registered ordinary shares with no par value of Celanese AG against payment of cash compensation of EUR 41.92 per share plus interest in the amount of 2% plus the respective base interest rate pursuant to § 247 German Civil Code (Bürgerliches Gesetzbuch) per annum, as reduced by any guaranteed dividend payments (Ausgleich). The details of this Compensation Offer are, for the purposes of the U.S. Offer in accordance with U.S. securities laws, described in an offer document (the “U.S. Offer Document” dated September 2, 2004).

In order to conduct the Compensation Offer pursuant to § 305 of the German Stock Corporation Act and also comply with applicable U.S. securities laws, which requires an offer period of at least 20 business days during which shareholders are provided with withdrawal rights, the offer will be structured so that the initial acceptance period of the U.S. Offer ends on the same day BCP’s Compensation Offer commences. Thereafter, the subsequent acceptance period of the U.S. Offer as described in the U.S. Offer Document will be the same as the acceptance period of the Compensation Offer pursuant to § 305 para. 4 of the German Stock Corporation Act. This means specifically:

The initial acceptance period will begin on Thursday, September 2, 2004 and expire on Friday, October 1, 2004 (12:01 a.m. New York City time, 06:01 a.m. Central European Summer Time), unless extended. In accordance with U.S. securities laws, any such extension will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 09:00 a.m., New York City time, on the next U.S.-business day after the previously scheduled expiration of the initial acceptance period. The U.S. Offer is subject to the condition that the Domination Agreement becomes operative. If this condition has occurred, a subsequent acceptance period will expire the later of (i) three months after the date on which the registration of the Domination Agreement with the commercial register is deemed to have been announced according to § 10 of the German Commercial Code (HGB), but no earlier than three months after the beginning of the fiscal year of Celanese AG commencing on October 1, 2004, or (ii) until two months after the date on which the final decision on the last motion ruled in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders has been announced in the Federal Gazette (Bundesanzeiger). For minority shareholders who do not accept the U.S. Offer within the initial acceptance period, it will still be possible to tender their registered ordinary shares with no par value of Celanese AG during the subsequent acceptance period in accordance with the terms of the U.S. Offer Document at the same price (plus interest, as described above).

The U.S. Offer is conditioned upon the Domination Agreement becoming operative. BCP is not allowed to waive the foregoing condition. According to the provisions of the Domination Agreement, it will become operative upon its registration with the commercial register, but not prior to the beginning of the fiscal year of Celanese AG commencing on October 1, 2004. If the Domination Agreement does not become operative, the U.S. Offer will be terminated and BCP will not be required to purchase any shares of Celanese AG that have been tendered pursuant to the U.S. Offer. Upon such termination, shares of Celanese AG tendered pursuant to the U.S. Offer will be returned to the respective shareholder of Celanese AG.

Since the U.S. Offer is the implementation, in accordance with U.S. securities laws, of the Compensation Offer required in accordance with § 305 para. 1 of the German Stock Corporation Act, the Compensation Offer to be submitted in accordance with the German stock corporation law when the Domination Agreement becomes operative remains unaffected by the U.S. Offer with respect to its conditions and implementation. Minority shareholders can also tender their shares in the Compensation Offer within the procedure usually carried out in accordance with the German stock corporation law. The details with regard to the acceptance and execution of such Compensation Offer will be communicated to the minority shareholders by their depositary banks once the Domination Agreement becomes operative.

Shareholders should note that the fair cash compensation may be subject to review by a court in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders. If as a result of such award proceedings, a court increases the amount of the fair cash compensation, or if such increase is agreed to between the parties in a court settlement, payments already made to minority shareholders pursuant to the U.S. Offer would have to be increased accordingly at the shareholders request with retroactive effect.

BCP assumes no responsibility for making further announcements, registrations, or for obtaining further licenses or approvals, in respect of the U.S. Offer Document and/or the U.S. Offer outside of Germany and the U.S. Further, BCP assumes no responsibility for the non-compliance with regulations of jurisdictions other than Germany and the U.S.

Further, please note that this announcement is neither an offer to the minority shareholders of Celanese AG to purchase nor a solicitation of an offer to sell any shares.

The English version of the U.S. Offer Document will only be sent upon request, free of charge, by the minority shareholders or by their depositary bank at Innisfree M&A Incorporated, New York, USA at the address or telephone numbers, respectively, set forth below. The U.S. Offer Document and, where applicable, the related documents contain important information which should be read carefully before any decision is made with respect to the U.S. Offer. Further, the information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the U.S. Offer Document and is incorporated herein by reference.

Questions and requests for assistance or copies of the U.S. Offer Document and other documents related to the U.S. Offer may be directed to the Information Agent, whose contact information is set forth below, and copies will be furnished promptly at BCP’s expense.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
00-800-7710-9970 (toll-free in Germany)
00-800-7710-9971 (toll-free in the EU)
1-877-750-5836 (toll-free in the U.S. and Canada)
+1-646-822-7403 (all others, call collect)

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Kronberg im Taunus, September 2, 2004

CP Crystal Acquisition GmbH & Co. KG

The Management